SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
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[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                          DocuCorp International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                 Todd A. Rognes, Senior Vice President, Finance
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
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________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:



________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:



________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



________________________________________________________________________________
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________________________________________________________________________________
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     [_]  Fee paid previously with preliminary materials:



________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(SC14A-07/98)

                                 [LOGO]DOCUCORP
                                 INTERNATIONAL

                    5910 North Central Expressway, Suite 800
                               Dallas, Texas 75206




                                                                October 28, 1998


Dear Stockholders:

     Enclosed is a proxy statement for the Annual Meeting of Stockholders to be held on Friday, December 11, 1998, at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia at 9:00 a.m., local time. Also enclosed is a proxy card and a copy of the Annual Report to Stockholders for fiscal 1998.

     On the following pages you will find a Notice of Annual Meeting and Proxy Statement. The following items of formal business will be presented at the Annual Meeting:

     (i)  The election of seven directors to the Board of Directors of DocuCorp;

    (ii) The proposed amendment to the 1997 Equity Compensation Plan to increase the number of shares of Common Stock issuable upon exercise of stock options under the plan from 480,000 to 980,000 shares; and

   (iii) The ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors for the 1999 fiscal year.

     I ask for your support for the foregoing items.

     After the formal business of the Annual Meeting is completed, there will be a time for discussion, and I encourage you to present comments, questions and ideas during the discussion period.

     Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return the enclosed proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

     I hope that you are able to join us at the Annual Meeting.



                                           Sincerely,


                                           /s/ Michael D. Andereck

                                           Michael D. Andereck
                                           President and Chief Executive Officer

                                 [LOGO]DOCUCORP
                                 INTERNATIONAL
                    5910 North Central Expressway, Suite 800
                               Dallas, Texas 75206



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held December 11, 1998



To the holders of Common Stock of
DocuCorp International, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DocuCorp International, Inc. (the "Company" or "DocuCorp") will be held at the Renaissance Waverly Hotel, Atlanta, Georgia, on December 11, 1998 at 9:00 a.m., local time, for the following purposes:

     (i)  The election of seven directors to the Board of Directors of DocuCorp;

    (ii) The ratification of the amendment to the 1997 Equity Compensation Plan to increase the number of shares of Common Stock issuable upon exercise of stock options under the plan from 480,000 to 980,000 shares;

   (iii) The ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors for the 1999 fiscal year; and

    (iv) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on October 20, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return the enclosed proxy card in the enclosed envelope (which requires no postage if mailed in the United States).


                                              By Order of the Board of Directors


                                              /s/ Joan P. Moore

                                              Joan P. Moore
                                              Secretary


October 28, 1998
Dallas, Texas

                                 PROXY STATEMENT
                                       for
                         ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held December 11, 1998

     This Proxy Statement is furnished to stockholders of DocuCorp International, Inc., a Delaware corporation (the "Company" or "DocuCorp"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on December 11, 1998 at the Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339 at 9:00 a.m., local time, and at any and all adjournments or postponements thereof. Proxies in the form enclosed will be voted at the Annual Meeting, if properly executed, returned to the Company prior to the meeting and not revoked. The proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company.

                       ACTIONS TO BE TAKEN AT THE MEETING

     At the Annual Meeting, holders of the Company's Common Stock will consider and vote for the election of seven nominees as directors of the Company. In addition to the election of directors, the stockholders will be asked to ratify
(i) an amendment to the DocuCorp 1997 Equity Compensation Plan (the "Equity Compensation Plan") to increase the number of shares subject to such plan from 480,000 to 980,000 shares and (ii) the selection of PricewaterhouseCoopers LLP as the independent auditors of the Company for the 1999 fiscal year. In addition, any other business as may properly come before the Annual Meeting will be considered and the persons named in the proxies will vote in accordance with their judgment on such business. The Board of Directors of DocuCorp knows of no such other business that will be brought before the Annual Meeting as of the date of this Proxy Statement.

     Only holders of record of Common Stock at the close of business on October 20, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of October 9, 1998, the Company had issued and outstanding, and entitled to vote at the Annual Meeting, approximately 16.3 million shares of Common Stock. Holders of record of Common Stock are entitled to one vote per share on the matters to be considered at the Annual Meeting.

     The presence, either in person or by properly executed proxy, of the holders of record of a majority of the Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. The election as a director of each nominee requires the affirmative vote of the holders of record of a plurality of the outstanding voting power of the shares of Common Stock represented, in person or by proxy, at the Annual Meeting. The amendment to the Equity Compensation Plan and the ratification of the selection of independent auditors require the affirmative vote of the majority of shares represented at the Annual Meeting.

     The accompanying proxy, unless the stockholder otherwise specifies in the proxy, will be voted (i)for the election as directors of the Company of the seven nominees set forth in this Proxy Statement, (ii)for the amendment to the Equity Compensation Plan, (iii) for the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors and (iv) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment thereof.

     Where stockholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Votes submitted as abstentions on matters to be voted on at the Annual Meeting will be counted as votes against such matters. Broker non-votes will not count for or against the matters to be voted on at the Annual Meeting.

     If any other matter or business is brought before the meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 9,1998 for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each current executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation," and (iv) all of the directors and current executive officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to its or his shares.

                                                        Shares Owned
                                                   --------------------
                 Name                                Number     Percent
                 ----                              ---------    -------
       Safeguard Scientifics, Inc. (1)             1,832,406     11.2%
       Xerox Corporation (2)                       1,773,762     10.9%
       Technology Leaders II (3)                   1,205,980      7.4%
       Michael D. Andereck (4)                     1,164,738      7.1%
       Anshoo S. Gupta (5)                                --      *
       Milledge A. Hart, III                         201,020      1.2%
       John D. Loewenberg (6)                         61,758      *
       George F. Raymond (7)                          46,920      *
       Warren V. Musser (8)                          166,912      1.0%
       Arthur R. Spector (9)                         126,624      *
       B. Bruce Dale (10)                            214,569      1.3%
       Kerry K. LeCrone (11)                          50,677      *
       Todd A. Rognes (12)                           137,105      *
       All Directors and Executive Officers
         as a group (12 persons)                   2,449,788     15.0%

----------
*    Less than one percent.

(1) The shares are held of record by Safeguard Scientifics (Delaware), Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. ("Safeguard"). Includes 934,828 shares of Common Stock issuable pursuant to exercisable warrants. The stockholder's address is 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

(2) Includes 6,000 shares of Common Stock issuable pursuant to exercisable stock options. The stockholder's address is P.O. Box 1600, Stamford, Connecticut 06904.

(3) Includes 300,950 shares of Common Stock issuable pursuant to exercisable warrants. Technology Leaders II consists of Technology Leaders II L.P. and Technology Leaders II Offshore C.V. Technology Leaders II Management L.P., a limited partnership, is the sole general partner of Technology Leaders II L.P. and co-general partner of Technology Leaders II Offshore C.V. Technology Leaders II L.P. and Technology Leaders II Offshore C.V. are venture capital funds that are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders II Management L.P. has sole authority and responsibility for all investment, voting and disposition decisions for Technology Leaders II. The general partners of Technology Leaders II Management, L.P. are (i) Technology Leaders Management, Inc., a wholly-owned subsidiary of Safeguard, (ii) Robert E. Keith, Gary J. Anderson, M.D., Ira M. Lubert and Mark J. DeNino, and (iii) four other corporations (the "TLA Corporations") owned by natural persons, one of whom is a director of Safeguard. Technology Leaders II Management L.P. is managed by an executive committee, by whose decisions the general partners have agreed to be bound, which consists of ten voting members including (i) Warren V. Musser, who is a designee of Technology Leaders Management, Inc., (ii) Mr. Keith, Dr. Anderson, Mr. Lubert, Mr. DeNino, Christopher Moller, Ph.D., individually, and (iii) one designee of each of the TLA Corporations and (as a non-voting member) Clayton S. Rose. Technology Leaders Management, Inc. is the administrative manager of Technology Leaders II, subject to the control and direction of the executive committee of Technology Leaders II Management L.P. Mr. Keith is a director of Safeguard. Technology Leaders Management, Inc. holds a 34% general partnership interest in Technology Leaders II Management L.P. The stockholder's address is c/o Safeguard Scientifics, Inc., 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

(4) Includes beneficial ownership, of which 86,678 shares are held in a trust which is not in Mr.Andereck's control. Mr. Andereck disclaims any beneficial ownership as to such shares. The stockholder's address is c/o DocuCorp, 5910 N. Central Expressway, Suite 800, Dallas, Texas 75206.

(5) Mr. Gupta, as an officer of Xerox Corporation, may be deemed to share voting and dispositive power with respect to shares owned by Xerox Corporation.

(6) Includes 21,758 shares of Common Stock issuable pursuant to exercisable stock options.

(7) Includes 36,000 shares of Common Stock issuable pursuant to exercisable stock options.

(8) Includes 6,000 shares of Common Stock issuable pursuant to exercisable stock options.

(9) Includes 123,724 shares of Common Stock issuable pursuant to exercisable stock options and warrants.

(10) Includes 209,062 shares of Common Stock issuable pursuant to exercisable stock options.

(11) Includes 20,400 shares of Common Stock issuable pursuant to exercisable stock options.

(12) Includes 123,079 shares of Common Stock issuable pursuant to exercisable stock options.

                              ELECTION OF DIRECTORS

     The following seven persons have been nominated for election as directors at the Annual Meeting: Milledge A. Hart, III, Michael D. Andereck, Anshoo S. Gupta, John D. Loewenberg, Warren V. Musser, George F. Raymond and Arthur R. Spector. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election in his stead of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought. The Board of Directors recommends a vote FOR the election of each of the nominated directors.

                        DIRECTORS AND EXECUTIVE OFFICERS

     A brief description of each executive officer and director of the Company is provided below. Directors hold office until the expiration of their term of office or until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors. References to "Image Sciences" and "FormMaker" mean Image Sciences, Inc. and FormMaker Software, Inc., respectively, which were predecessors of the Company.

     Milledge A. Hart, III, 64, was appointed Chairman of the Board of the Company in May 1997. He served as a member of Image Sciences' Board of Directors from 1985 to May 1997. Mr. Hart is founder and currently Chairman of the Board of Hart Group, Inc., Rmax, Inc., and Axon, Inc. He also serves on the Board of Directors of Home Depot and the Board of Regents of Southern Methodist University. Mr.Hart served as President of Electronic Data Systems from 1970 until his retirement in 1977.

     Michael D. Andereck, 45, has been President and Chief Executive Officer of the Company since May 1997. Prior to such time he was President, Chief Executive Officer and a director of Image Sciences. He joined Image Sciences as Vice President-Finance in 1983 and was elected to the Board of Directors and named Treasurer of Image Sciences shortly thereafter. In 1984, Mr. Andereck assumed the position of President and Chief Executive Officer. From 1975 through 1983, Mr. Andereck was with KPMG Peat Marwick, where he attained the position of senior manager.

     B. Bruce Dale, 35, has served as Senior Vice President of Products of the Company since May1997. He was Vice President of Product Development of Image Sciences from 1994 through May1997. Mr. Dale joined Image Sciences in 1986 as a Client Services Custom Software Developer. Since 1988, Mr. Dale held several management positions within Client Services, Marketing and Product Development. In 1992, he was appointed Director of Product Direction.

     Phillip J. Hamrick, III, 41, became Senior Vice President, Sales and Marketing of the Company in October 1998. Prior to joining DocuCorp, Mr. Hamrick was national director of U.S. channel sales for Eastman Software, a Kodak company. Before joining Eastman in 1996, Mr. Hamrick was Vice President of Marketing and Sales for Plus 3 Software, Inc. Mr. Hamrick also has 15 years' experience with Unisys Corporation, including operational, sales and management responsibilities.

     Kerry K. LeCrone, 53, became Senior Vice President, Services of the Company in May 1997. He was Senior Vice President, Technical and Processing Services of FormMaker from March 1995 through May 1997. Between 1974 and 1990, Mr. LeCrone served in various capacities for several insurance and financial service businesses with primary responsibilities for software development and operations. In 1990, Mr. LeCrone co-founded Adam Investment Services, a financial services company that became a leading retail investment management organization with more than $1.0 billion in assets under management.

     Sashidhar P. Reddi, 33, became Senior Vice President, Business Development of the Company in August 1998. He was President of EZPower Systems, Inc. ("EZPower") from March 1998 through July 1998 and founder and Chief Executive Officer of EZPower from September 1994 through March 1998. Mr. Reddi has also consulted on the impact of emerging technologies in the auto and travel services industries.

     Todd A. Rognes, 35, was appointed Senior Vice President of Finance and Treasurer of the Company in May 1997. He previously served as Vice President of Finance and Administration and Treasurer of Image Sciences. Mr. Rognes joined Image Sciences in 1986 as a Staff Accountant and was promoted to Controller in 1991. He was appointed Vice President of Finance and Administration in 1994. Prior to joining Image Sciences, Mr. Rognes was a staff accountant with IBP, Inc. Mr. Rognes is a Certified Public Accountant.

     Anshoo S. Gupta, 51, was elected as a director of the Company in February 1998. He has been a Senior Vice President of the Production Systems Group at Xerox Corporation ("Xerox") since 1996. From 1969 through 1996, he has held a series of financial, marketing and planning managerial positions at Xerox.

     John D. Loewenberg, 58, became a director of the Company in May 1997. He was previously Chief Executive Officer and President of FormMaker. Before that he served as Executive Vice President and Chief Administrative Officer of Connecticut Mutual, a life insurance company, from May 1995 through March 1996. Prior to joining Connecticut Mutual, Mr. Loewenberg served as Senior Vice
President of Aetna Life and Casualty, a multi-line insurer, and as Chief Executive Officer of Aetna Information Technology, the information systems company of Aetna Life and Casualty, from March 1989 to May1995. Mr. Loewenberg was Chairman of Precision Systems, Inc. until April 1996 and is currently a member of the Boards of CompuCom Systems, Inc., Diamond Technology Partners Incorporated, Sanchez Computer Associates, Inc. and Imetrix. He is also a trustee of several not for profit organizations.

     Warren V. Musser, 71, was elected as a director of the Company in May 1997. He has been Chairman of the Board and Chief Executive Officer of Safeguard since 1953. Mr. Musser is also the Chairman of the Board of Cambridge Technology Partners (Massachusetts), Inc., a director of Coherent Communications Systems Corporation and CompuCom Systems, Inc., and a trustee of Brandywine Realty Trust. Mr.Musser also serves on a variety of civic, educational, and charitable Boards of Directors, including the Board of Overseers of The Wharton School of the University of Pennsylvania and serves as Vice President/Development, Cradle Liberty Council, Boy Scouts of America, as Vice Chairman of The Eastern Technology Council, and as Chairman of the Pennsylvania Council on Economic Education.

     George F. Raymond, 61, became a director of the Company in July 1997. He is a private investor and software industry consultant. He is a director of BMC Software Inc., a Houston-based, publicly held software firm. He is also a director of several privately held software companies. Mr. Raymond founded Automatic Business Centers, Inc. ("ABC"), a payroll processing company in 1972, and sold the company to CIGNA in 1983. Mr. Raymond and other members of ABC's management repurchased ABC in 1986 from CIGNA, and sold ABC to Automatic Data Processing ("ADP") in 1989. In 1986, Mr. Raymond was Chairman of ITAA, the computer software and services trade association.

     Arthur R. Spector, 58, has been a director of the Company since May 1997. From December 1995 through May 1997, he served as Chairman of the Board and a director of FormMaker. Since January 1997, Mr. Spector has served as a managing director of the general partner and of the management company of Safeguard International Fund, L.P., an international private equity fund. Mr. Spector also serves as a vice president and director of Metallurg Holdings, Inc. and as a director of Metallurg, Inc., portfolio companies of Safeguard International. From January 1997 to March 1998, Mr. Spector served as a managing director of TL Ventures LLC, a fund management company organized to manage the day-to-day operations of TL Ventures III L.P. and TL Ventures III Offshore L.P., which are venture capital partnerships investing in tandem. From January 1995 through December 1996, Mr. Spector served as Director of Acquisitions of Safeguard. From November 1994 to March 1998, he served as Chairman of the Board of USDATA Corporation, a multinational supplier of factory automation software; since that date he has served as a director of that company. He also serves as Chairman of the Board of Neoware Systems, Inc., a manufacturer of "thin client" computers. From July 1992 until May 1995, Mr. Spector served as Vice Chairman and Secretary of Casino & Credit Services, Inc. From October 1991 to December 1994, Mr. Spector was Chief Executive Officer and a director of Perpetual Capital Corporation, a merchant banking organization.

     In August 1997, directors who are not also employees of the Company received options to purchase 30,000 to 60,000 shares of Common Stock at an exercise price of $3.40 per share. The options vest over a five year period. Certain of the directors have assigned their rights to all or a portion of these options to their employer or to affiliates thereof. Additionally, the Company donates $5,000 per year on behalf of each director to the charity(s) of his choice. Directors are reimbursed for out-of-pocket expenses incurred for attendance at board meetings.

     The Board of Directors held four meetings in fiscal 1998. No director attended fewer than 75% of the meetings of the Board (and any committees thereof) which they were required to attend.

Certain Transactions

     The Company and Xerox, a stockholder of the Company, entered into a Cooperative Marketing Agreement in August 1994. Under the terms of the agreement, the Company and Xerox have agreed to pay each other standard commissions on sales of each other's products resulting from successful referrals. This agreement may be terminated by either party after 30 days' written notice. The Company and Xerox entered into a Cooperative Marketing Agreement for the utility industry in April 1997. Under the terms of the agreement, Xerox and DocuCorp will work together to offer flexible, cost-effective solutions for producing customized documents such as billing and correspondence.

     In May 1998, the Company executed a revolving note receivable, due upon demand, with Safeguard in the amount of $3,000,000 bearing interest equal to Safeguard's effective cost of borrowing under its credit agreement with its senior bank lender less 0.75%, or 6.19% at July 31, 1998. This rate is higher than the Company is currently earning on its money market investments. Monthly interest payments are due from Safeguard.

     All future transactions between the Company and its officers, directors and principal stockholders or their affiliates will be on terms no less favorable to the Company than may be obtained from unrelated third parties, and any such transactions will be approved by a majority of the disinterested directors of the Company.

Committees of the Board of Directors

     The Board of Directors of the Company has appointed an Audit Committee, which currently consists of Anshoo S. Gupta, George F. Raymond and Arthur R. Spector. The Audit Committee's duties include engaging and discharging the Company's independent accountants; reviewing and approving the engagement of the independent accountants for audit and non-audit services requested; reviewing with the independent accountants the scope and timing of the audit and non-audit services; reviewing the completed audit with the independent accountants regarding their report, the conduct of the audit, accounting adjustments, recommendations for improving internal accounting and auditing procedures with the Company's financial staff and initiating and supervising any special investigations it deems necessary.

     The Board of Directors of the Company has also appointed a Compensation Committee which currently consists of Milledge A. Hart III, John D. Loewenberg and Warren V. Musser. The Compensation Committee's duties include reviewing and making recommendations to the Board of Directors regarding compensation and benefit plan matters, including executive officer compensation, director compensation, employee stock option grants, 401(k) plan matters, employee stock purchase plan matters and other defined benefit plan matters.

Compensation Committee Interlocks and Insider Participation

     No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served as a director of the Company.

Executive Compensation

     The following table sets forth information concerning cash compensation paid or accrued by the Company during the two-year period ended July 31, 1998 to or for the Company's Chief Executive Officer and the four other highest compensated executive officers of the Company whose total compensation exceeded $100,000.

                                                                     Long Term
                                             Annual Compensation   Compensation
                                             -------------------      Awards
                                      Year    Salary      Bonus     Options (#)
                                      ----   --------   --------    -----------

Michael D. Andereck                   1998   $275,000   $200,000         --
President and CEO                     1997    225,000    185,000         --

B. Bruce Dale                         1998    125,000     63,750         --
Sr. VP, Products                      1997    100,000     40,000         --

Kerry K. LeCrone                      1998    125,000     72,500     20,400
Sr. VP, Services                      1997    115,417     70,100     24,545

Todd A. Rognes                        1998    100,000     50,000         --
Sr. VP, Finance and Treasurer         1997     67,000     40,000         --

Hsi-Ming Lin                          1998    110,000     60,000         --
Sr. VP, R&D (resigned May 1998)       1997    123,250     38,704     16,363

     In January 1997, the Company entered into an employment agreement with Michael D. Andereck. The employment agreement has an indefinite term and provides that Mr. Andereck's salary is to be reviewed annually by the Board of Directors. Effective August 1, 1998, the Board of Directors set Mr.Andereck's annual base salary for fiscal 1999 to $290,000. In addition to base salary, the agreement allows for discretionary bonuses, participation in any 401(k) plan and stock option plan maintained by the Company, and other fringe benefits that the Company maintains for its top-level executives. The agreement also contains severance provisions which, if triggered, entitle Mr. Andereck to monthly severance payments in an amount equal to Mr. Andereck's then-current monthly salary for a period of up to 12 months. The severance payments are triggered by the occurrence of any of the following events: termination of employment by the Company without cause, termination of employment by Mr.Andereck for good reason (which includes a material failure of the Company to observe or perform any material term of the employment agreement, the exclusion of Mr. Andereck from participation in any new compensation or benefit arrangement offered to similarly situated employees or a reduction in Mr. Andereck's level of responsibility, position, authority or duties), resignation by Mr. Andereck with 60 days' notice, and total disability. The employment agreement also provides a non-competition provision prohibiting Mr. Andereck from competing against the Company while employed by the Company and for one year following the termination of payments to Mr. Andereck.

Report of the Compensation Committee

     The Company is in a highly competitive industry. In order to succeed, the Company believes that it must be able to attract and retain outstanding executives, promote among them the economic benefits of stock ownership in the Company, and motivate and reward executives who make contributions of special importance to the success of the business of the Company. The Company has structured its executive compensation program to support the strategic goals and objectives of the Company.

     As a matter of policy, the Compensation Committee believes that the annual compensation of the executive officers should consist of a base salary, contingent cash bonus and stock options. Base salary levels are based on generally subjective factors and include the contribution the executive officer made and is anticipated to make to the success of the Company, the level of experience and responsibility of the executive officer, the competitive position of the Company's executive compensation and the Company's historical levels of compensation for executive officers. Cash bonuses are awarded based on the achievement of annual financial goals recommended by the Compensation Committee and approved by the Board of Directors at the beginning of each fiscal year. These goals may include a target range of revenue, pretax earnings, earnings per share or other objective measurement consistent with long-term stockholder goals. The Compensation Committee approves a target range for specific financial goals and a range of potential bonus amounts for each executive. Actual bonuses are awarded following the year-end based on the actual achievement level of the specified corporate goals compared to the target range of achievement.

     Grants of Company stock options are intended to align the interests of executives and key employees with the long-term interests of the Company's stockholders and to encourage executives and key employees to remain in the Company's employ. Grants are not made in every year, but are awarded subjectively based on a number of factors, including the individual's level of responsibility, the amount and term of options already held by the individual, the individual's contributions and anticipated contributions to the achievement of the Company's financial and strategic objectives and the Company's achievement of its financial and strategic objectives.

     Effective August 1, 1997, the Compensation Committee recommended an increase in the base salary of Mr. Andereck, the Company's Chief Executive Officer, from $225,000 to $275,000. The increase in base salary was intended to recognize Mr. Andereck's contribution toward the successful integration of the operations of Image Sciences and FormMaker following their May 1997 merger, and the resulting growth of the Company. At the conclusion of the year ended July 31, 1998, the Compensation Committee granted a $200,000 bonus to Mr. Andereck based upon the Company's achievement of the financial goals established at the commencement of the fiscal year. This bonus represented 80% of the maximum bonus to which Mr. Andereck was entitled. As a result, Mr. Andereck's incentive compensation represented approximately 47% of his total cash compensation for fiscal 1998. During fiscal 1998, Mr. Andereck was not awarded any stock options.



                                                 Compensation Committee


                                                 Milledge A. Hart, III
                                                 John D. Loewenberg
                                                 Warren V. Musser

Section 16(a) Beneficial Ownership Reporting Compliance

     Under the securities laws of the United States, the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock, are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates. Based solely on its review of the copies of such forms received by it with respect to fiscal 1998, the Company believes that all of its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities timely filed these reports.

Option Plans

     The following table sets forth certain information with respect to the options granted during the year ended July 31, 1998 to each executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation."

                                                                                                      Potential Realizable Value
                                                        Percent of                                      at Assumed Annual Rates
                                                       Total Options                                        of Stock Price
                                                        Granted to                                           Appreciation
                                           Options       Employees      Exercise or                       for Option Term (1)
                                           Granted       in Fiscal      Base Price     Expiration     --------------------------
                 Name                         #            Year            $/Sh           Date             5%             10%
                 ----                      ------        ---------        -------        -------         -------        -------
Kerry K. LeCrone .................         20,400          4.0%          $3.40(2)        8/1/07          $43,620       $110,542

----------

(1) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future prices of the shares of the Company's Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

(2)  Fair market value as of the date of grant.

     The following table sets forth certain information with respect to the options exercised by each executive officer of the Company listed in the Summary Compensation Table set forth under the caption "Executive Compensation" during the year ended July 31, 1998 or held by such persons at July 31, 1998.

                                                                                                         Value of Unexercised
                                                                        Number of Unexercised          In-the-Money Options (2)
                                        Shares                        Options at July 31, 1998             at July 31, 1998
                                       Acquired         Value       -----------------------------    -----------------------------
              Name                    on Exercise   Realized (1)    Exercisable     Unexercisable    Exercisable     Unexercisable
              ----                    -----------   ------------    -----------     -------------    -----------     -------------
Michael D. Andereck ..............      358,405      $1,792,025          --              --                 --             --
B. Bruce Dale ....................        --              --          209,062          28,430         $1,204,102       $152,010
Kerry K. LeCrone .................        --              --           44,170          44,956            114,842        116,886
Todd A. Rognes ...................        --              --          123,079          13,869            713,944         74,130
Hsi-Ming Lin .....................        --              --           40,908           --               106,361           --

----------
(1) Based upon the sale price received for the underlying shares of Common Stock of DocuCorp.

(2) Based upon the average of the high and low price of the Common Stock of DocuCorp on July 31, 1998 which was $6.00 per share.

                 AMENDMENT TO THE 1997 EQUITY COMPENSATION PLAN

     The amendment to the Equity Compensation Plan would increase the number of shares of the Company's Common Stock subject to the plan from 480,000 shares to 980,000 shares. The purpose of the Equity Compensation Plan is to encourage an ownership attitude among the Company's employees. The Board of Directors has approved the increase of shares subject to the Equity Compensation Plan in view of the significant increase in the number of employees as a result of the expansion of the Company's operations through internal growth as well as acquisitions. In order to continue to obtain the beneficial effects of the Equity Compensation Plan, it will be necessary to increase the number of shares available under such plan.

     As of July 31, 1998, options to purchase an aggregate of 431,600 shares of Common Stock (net of options canceled) had been granted pursuant to the Equity Compensation Plan, no options to purchase shares had been exercised, options to purchase 431,600 shares remained outstanding, and 548,400 shares remained available for future grant. As of July 31, 1998, the market value of all shares of Common Stock subject to outstanding options was approximately $2,590,000 (based upon the fair market value of the Common Stock as of July 31, 1998).

     As of July 31, 1998, the following executive officers named in the Compensation Table appearing elsewhere in this Proxy Statement have been granted options under the Equity Compensation Plan in the amount indicated: Michael D. Andereck, President and Chief Executive Officer, no shares; B. Bruce Dale, Senior Vice President, Products, no shares; Kerry K. LeCrone, Senior Vice President, Services, 20,400 shares; Todd A. Rognes, Senior Vice President, Finance, no shares; and Hsi-Ming Lin, Former Senior Vice President, Research and Development, no shares. Since adoption of the Equity Compensation Plan and through July 31, 1998, all current executive officers, as a group, have been granted options covering 20,400 shares of Common Stock, which represents approximately 4.0% of the total number of options granted pursuant to the Equity Compensation Plan. The foregoing amounts do not include options granted under the stock options plans of Image Sciences and FormMaker, which were terminated in 1997.

     The Equity Compensation Plan provides for the issuance to employees, non-employee directors and eligible independent contractors (collectively "Optionees") of shares of Common Stock pursuant to the grant of incentive stock options ("ISO's"), non-qualified stock options ("NQSO's"), Stock Appreciation Rights ("SAR's"), restricted stock and performance units. The Compensation Committee of the Board of Directors (the "Committee") has the authority to determine to whom stock options and other equity compensation awards will be granted and the terms of any such award, including the number of shares subject to, and the vesting provisions of, the award. Subject to the terms of the Equity Compensation Plan, the Committee may also amend the terms of any outstanding award.

     The option price per share of Common Stock under the Equity Compensation Plan is determined by the Committee at the time of each grant; provided, however, that the option price per share for any ISO shall not be less than 100% of the fair market value of the Common Stock at the time of the grant. If a person who owns 10% or more of the Company's Common Stock (a "10% Stockholder") is granted an ISO, the exercise price shall not be less than 110% of the fair market value on the date of grant. The term of each stock option may not exceed 10 years and in the case of a 10% Stockholder, the term may not exceed five years. Stock options are exercisable at such time or times as are determined by the Committee. Payment for the exercise of an option is required to be made in cash, check or other instrument as the Committee may accept, including, in the discretion of the Committee, unrestricted Common Stock of the Company. The Committee may also allow an option holder to elect to cash out the excess of the fair market value over the option price of all or a portion of a stock option. The Committee may also grant, in its sole discretion, a "cashless exercise" feature for the exercise of stock options. Unless sooner terminated, the Equity Compensation Plan will terminate in 2007.

     The aggregate fair market value (determined at the time of the grant) of the shares of Common Stock which any employee is first eligible to purchase in any calendar year by exercise of incentive stock option granted under the Equity Compensation Plan and all incentive stock option plans of the Company cannot exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an incentive stock option (or any installment) is counted against the $100,000 annual limitation for an employee only for the calendar year such stock is first purchasable under the terms of the option. No option can be exercisable more than ten years after the date the option is awarded. An incentive option may not be granted under the Equity Compensation Plan to an employee who owns more than 10% of the outstanding Common Stock unless the purchase price is 110% of the fair market value of the Common Stock at the date of award and the option is not exercisable more than five years after it is awarded.

      An Optionee who received stock options will not normally realize any income, nor will the Company normally receive any deduction for federal income tax purposes, upon the grant of an ISO or NQSO.

     When an NQSO is exercised, the Optionee will generally realize ordinary income (compensation) measured by the difference between the aggregate exercise price of the Common Stock as to which the NQSO is exercised and the aggregate fair market value of the Common Stock on the exercise date, and the Company generally will be entitled to a deduction equal to the amount the Optionee is required to treat as ordinary income, but only if the Company withholds federal income tax with respect to such amount. An Optionee's holding period for the shares received on exercise of an NQSO will commence on the date the option is exercised, and his basis in the shares will equal his option price plus the amount included in income on exercise of the option.

     An Optionee generally will not recognize any income upon the exercise of an ISO, but the exercise may, depending on particular factors relating to the Optionee, subject the Optionee to the alternative minimum tax. An Optionee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an ISO, provided that the Optionee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the ISO (the "Required Holding Period"). An Optionee disposing of such shares before the expiration of the Required Holding Periods will recognize ordinary income equal to the lesser of (i) the difference between the option price and the fair market value of the stock on the date of exercise, or (ii) the total amount of gain realized. The maximum federal income tax rate on the remaining gain or loss generally depends on how long the shares are held. The Company will not be entitled to a federal income tax deduction in connection with the exercise of an ISO, except where the Optionee disposes of the shares of Common Stock received upon exercise before the expiration of the Required Holding Periods.

     The tax consequences of SAR's, restricted stock and performance units are not discussed herein, as the Company has not granted any of the foregoing at the present time and has no current expectation to do so.

     In addition, the Equity Compensation Plan has established for officers and directors of the Company an exemption from the provisions of Section 16(b) of the Exchange Act for the grants of options. Section 16(b) provides for recovery by the Company of profits made by officers and directors on short-term trading in shares of Common Stock. Grants of options to purchase Common Stock under the Equity Compensation Plan by officers and employee-directors may be entitled to an exemption from the operation of Section 16(b), provided certain conditions are met under the rules and regulations of the Commission.

     Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the Common Stock represented at the Annual Meeting. The Board of Directors recommends a vote FOR approval of the amendment to the Equity Compensation Plan.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending July 31, 1999, subject to stockholder ratification. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. The Board of Directors recommends a vote FOR approval of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.

                             STOCK PRICE PERFORMANCE

     Set forth below is a line graph indicating the stock price performance of the Company's Common Stock for the period beginning April 6, 1998 (the date of the Company's initial public offering) and ending July 31, 1998 as contrasted with the Nasdaq Market Index and the Nasdaq Computer and Data Processing Services Index. The graph assumes that $100 was invested at the beginning of the period. No cash or stock dividends have been paid by the Company during this period.

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]


                                     4/6/98    4/30/98    5/29/98    6/30/98    7/31/98

DocuCorp                             100         93.98     73.49       63.25     61.45

Nasdaq Computer & Data
  Processing Services Index          100        101.14     94.10      111.29    107.76

Nasdaq Stock Market Index            100        102.21     96.95      103.46    102.23

                             STOCKHOLDERS' PROPOSALS

     Any proposals that stockholders of the Company desire to have presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than August 31, 1999.


                                  MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of mails, proxies may be solicited by persons regularly employed by the Company, by personal interview, telephone and telegraph. Such persons will receive no additional compensation for such services, but will be reimbursed for any out-of-pocket expenses incurred by them in connection with such services. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.



                                             By Order of the Board of Directors

                                             /s/ Joan P. Moore

                                             Joan P. Moore
                                             Secretary


Dallas, Texas
October 28, 1998

                                 [LOGO]DOCUCORP
                                 INTERNATIONAL

                    5910 North Central Expressway, Suite 800
                               Dallas, Texas 75206
                                 (214) 891-6500
                                www.docucorp.com

                                     PROXY
                          DOCUCORP INTERNATIONAL, INC.

     The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of DocuCorp International, Inc. (the "Company") to be held on December 11, 1998, at 9:00 a.m., EST, and the Proxy Statement in connection therewith, and (b) appoints Milledge A. Hart, III and Michael D. Andereck, or each of them, his proxies, with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares or Common Stock of the Company standing in the name of the undersigned of with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment or postponement thereof, and the undersigned directs that his proxy be voted as follows

1.    ELECTION OF DIRECTORS

     |_| FOR nominees listed below except as marked to the contrary below

     |_| WITHHOLD AUTHORITY to vote for all nominees listed below

     Michael D. Andereck, Milledge A. Hart, III, Anshoo S. Gupta, John D. Loewenberg, George F. Raymond, Warren V. Musser and Arthur B. Spector

     INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

     ---------------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE AMENDMENT OF THE COMPANY'S 1997 EQUITY COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK SUBJECT TO THE PLAN FROM 480,000 SHARES TO 980,000 SHARES.

               |_| FOR        |_| AGAINST    |_| ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

               |_| FOR        |_| AGAINST    |_| ABSTAIN

4. To vote upon other such matters that may legally come before the meeting or any adjournment or postponement thereof

                (Continued and to be signed on the reverse side)

                          (Continued from other side)

     If more than one of the proxies listed on the reverse side shall be present in person or by substitute at the meeting or any adjournment thereof, the majority of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR THE TWO OTHER PROPOSALS SET FORTH.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

                                        Dated
                                              ----------------------------------


                                        ----------------------------------------
                                        Signature


                                        ----------------------------------------
                                        (Signature if held jointly)

                                        Please date the proxy and sign your name
                                        exactly  how  it  appears  heron.  Where
                                        there  is  more  than  one  owner,  each
                                        should   sign.   When   signing   as  an
                                        attorney,    administrator,    executor,
                                        guardian  or  trustee,  please  add your
                                        title  as  such.   If   executed   by  a
                                        corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. If you do attend, you may revoke your proxy and vote in person if you so desire.

  PLEASE MARK, SIGN, DATE AND MAIL TO THE COMPANY AT THE ADDRESS STATED ABOVE.